Exhibit 4.90

Beijing Wanguo Chang’an Science & Technology Co., Ltd.

and

Langfang Zhouyu Electronic & Technology Co., Ltd.

with regards to

Langfang Shengman Technology Co., Ltd.

Equity Pledge Agreement

Date: September 30, 2025

Equity Pledge Agreement

This Equity Pledge Agreement (the “Agreement”) is entered into by and between the following parties on September 30, 2025 in Shanghai, PRC:

Party A: Beijing Wanguo Chang’an Science & Technology Co., Ltd. (hereinafter referred to as the “Pledger”)

Address: Room 211, Building 36, No. 1 Yard, Disheng North Street, Beijing Economic-Technological Development Area, Beijing;

Legal Representative: Zhou Hui.

Party B: Langfang Zhouyu Electronic & Technology Co., Ltd. (hereinafter referred to as the “Pledgee”)

Registered Address: Room 9006, Block A, (Talent Home) Puzhaoying Village, Longhe High-Tech Industrial Zone, Anci District, Langfang City, Hebei Province (Office Premises);

Legal Representative: Zhou Hui.

Whereas:

(1)

The Pledger is the registered shareholder of Langfang Shengman Technology Co., Ltd. (with registered address at Office A, 5th Floor, Building 0004, No. 65 Yunqi Road, Longhe High-Tech Industrial Development Zone, Anci District, Langfang City, Hebei Province, hereinafter referred to as the “Company”), holding all the equity interests of the Company (hereinafter referred to as “Company’s Equity Interest”).

(2)

The Pledger entered into an Exclusive Call Option Agreement (the “Call Option Agreement”) with the Pledgee and the Company on September 30, 2025, agreeing that the Pledger shall, to the extent permitted by the PRC Law, transfer all or part of its equity Interests or assets to the Pledgee and/or its designated entity or individual as required by the Pledgee.

(3)

The Pledger entered into a Voting Proxy Agreement (the “Voting Proxy Agreement”) with the Pledgee and the Company on September 30, 2025, agreeing that the Pledger has granted full authority to the Pledgee or an individual designated by the Pledgee to exercise all voting rights on behalf of the Pledger as a shareholder of the Company.

(4)

The Company entered into an Infrastructure Service Agreement on September 30, 2025 (the “Infrastructure Service Agreement”) with the Pledgee, agreeing that the Pledgee will exclusively provide infrastructure-related services to the Company, and the Company will pay infrastructure service fees to the Pledgee for such services.

(5)

The Pledger agrees to pledge all its equity shares in the Company as security to the Pledgee for the purpose of guaranteeing the performance of the Contractual Obligations (as defined below) of the Pledger and the Company and the discharge of the Secured Debts (as defined below) under this Agreement, to which the Pledgee shall have first priority.

Now, therefore, the parties agree as follows through negotiation:

Article 1 Terms and Definitions

1.1	Unless otherwise specified or in cases where the context demands a different interpretation, the terms used in this Agreement shall have the following meanings:

“Contractual Obligations”:	means all contractual obligations of the Pledger and the Company under the Transaction Agreements (as defined below) and this Agreement.

“Secured Debts”:

means all direct, indirect and derivative losses and losses of anticipated profits, suffered by the Pledgee, incurred as a result of any Event of Default (as defined below) by the Pledger and/or the Company, and all expenses occurred in connection with enforcement by the Pledgee of the Pledger’ and/or the Company’s Contractual Obligations. The Pledger’s amount of pledge (i.e. the secured amount) is RMB 50,000,000.

“Transaction Agreements”:	means the Call Option Agreement, the Voting Proxy Agreement and the Infrastructure Service Agreement, and any amendments, revisions, and/or restatements to the aforementioned documents.

“Event of Default”:	means any breach by the Pledger or the Company of their obligations under the Contractual Obligations, the Transaction Agreements, and/or this Agreement.

“Pledged Equity”:

means all Company’s Equity Interests lawfully owned by the Pledger on the effective date of the Agreement and to be pledged to the Pledgee for the purpose of guaranteeing the performance of the Contractual Obligations by the Pledger and

the Company in accordance with this Agreement. The total amount of the pledged equity from the Pledger is RMB 50,000,000, plus the increased capital contributions and dividends under Articles 2.6 and 2.7 of this Agreement.

“PRC”:	means, for the purpose of this Agreement, the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“PRC Law”:

means the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding legal documents of the People’s Republic of China that are in force at the time.

1.2	Unless otherwise stipulated in the context of this Agreement, Article, Section, Paragraph and Subparagraph referred to in this Agreement shall mean the relevant content in this Agreement.

Article 2 Equity Pledge

2.1

The Pledger hereby agrees to pledge to Pledgee the Pledged Equity, which it lawfully owns and has the right of disposal, as the Pledgee’s interest in the Transaction Agreements, and as the guarantee for the performance of the Contractual Obligations and the discharge of the Secured Debts.

2.2

The Pledger undertakes that it shall record the equity pledge arrangement hereunder (the “Equity Pledge”) in the register of shareholders of the Company on the date of the execution of this Agreement, and shall use its best efforts to register the Equity Pledge at the administration for industry and commerce where the Company is registered within a time period agreed by the parties. In case of any discrepancy between the simplified agreement (if any) used for the administration for industry and commerce registration of the Equity Pledge and this Agreement, this Agreement shall prevail. The pledge right under this Agreement shall be established upon the registration of the pledge with the administration for industry and commerce registration authority.

2.3

During the valid term of this Agreement, unless attributable to the Pledgee’s willful conduct or the Pledgee’s gross negligence with direct causation to the consequence, the Pledgee shall not be held liable to any reduction in the value of the Pledged Equity, and the Pledger shall have no right to claim any compensation or to make other requests in any way against the Pledgee.

2.4	Without violating the provisions of the above-mentioned Article 2.3, if there is any probability that the value of the Pledged Equity will be notably reduced which is sufficient to prejudice the rights of the Pledgee, the Pledgee may require the Pledger to provide corresponding security, or may auction or sell the Pledged Equity on behalf of the Pledger, and reach an agreement with the Pledger to use the proceeds from such auction or sales to prepay the Secured Debts or to withdraw and deposit such proceeds with the notary office in the place where the Pledgee is domiciled (all expenses so incurred shall be assumed by the Pledger). Furthermore, upon the Pledgee’s request, the Pledger shall provide other assets as security for the Secured Debts.

2.5

The Pledgee shall have first-priority security interest in the Pledged Equity. Upon occurrence of any Event of Default, the Pledgee has the right to dispose of the Pledged Equity in accordance with Article 4 of this Agreement.

2.6

The Pledger may increase the registered capital of the Company with the Pledgee’s prior consent. If the Pledger subscribes for the increased registered capital of the Company, the Pledger shall, as required by the Pledgee, execute the relevant equity pledge agreement for the pledge of the increased registered capital of the Company, and go through the formalities for equity pledge correspondingly.

2.7

The Pledger shall not distribute dividends or capital bonus (whether formed before or after the execution of this Agreement) with respect to the Pledged Equity without prior written consent of the Pledgee. The dividends or capital bonus (whether formed before or after the execution of this Agreement) distributed from the Pledged Equity received by the Pledger shall be deposited into an account designated and supervised by the Pledgee and shall be used to discharge the Secured Debts prior and in preference to making any other payment.

2.8	The Pledger may receive dividends or capital bonus distributed from the Pledged Equity only with the prior written consent of the Pledgee.

Article 3 Release of Pledge

After the Pledger and the Company have fully and completely performed all of the Contractual Obligations, the Pledgee shall, upon the Pledger’s request, release the Equity Pledge under this Agreement and cooperate with the Pledger to cancel the registration of the Equity Pledge on the Company’s register of shareholders, as well as the cancellation of equity pledge registration with the administration for industry and commerce registration authority. The Pledgee shall assume the reasonable expenses arising out of the release of the Equity Pledge.

Article 4 Disposal of Pledged Equity

4.1

The Pledger and the Pledgee hereby agree that in case of the occurrence of any Event of Default, the Pledgee shall have the right to, by notifying the Pledger in writing, exercise all the remedial rights and power as prescribed by the PRC Law, the Transaction Agreements and the provisions of this Agreement, including but not limited to being compensated in first priority with proceeds from auctions or sales of the Pledged Equity. The Pledgee shall not be held liable to any loss caused by its reasonable exercise of such rights and power.  The Pledger further acknowledges and agrees that if it breaches Article 8 of this Agreement and fails to rectify such breach within a reasonable period after receiving written notice from the Pledgee, this shall constitute a material breach of this Agreement by the Pledger.

4.2	The Pledgee shall have the right to delegate in writing its lawyers or other agents to exercise all or any part of its rights and power above, and the Pledger shall not raise any objection thereto.

4.3

The Pledger shall assume the reasonable expenses arising from the Pledgee’s exercise of any or all of the above-mentioned rights and power; the Pledgee has the right to deduct such expenses from the proceeds gained from its exercise of such rights and power.

4.4	The proceeds gained from the Pledgee’s exercise of its rights and power shall be settled in accordance with the following order:

firstly, to pay all expenses arising out of the disposal of the Pledged Equity and the Pledgee’s exercise of its rights and power (including but not limited to court expenses and the remuneration paid to its lawyers and agents);

secondly, to pay the taxes and charges payable for the disposal of the Pledged Equity; and

thirdly, to repay the Secured Debts to the Pledgee.

If any balance remains after the deduction of the above amounts, the Pledgee shall return the balance to the Pledger or any other person entitled to such amount pursuant to the relevant laws and regulations, or deposit such amount with the notary office in the place where the Pledgee is domiciled (all expenses so incurred shall be assumed by the Pledger).

4.5

The Pledgee has the discretion to, simultaneously or in certain sequence, exercise any remedies for defaults that it is entitled to. The Pledgee may exercise its rights to auction or sell the Pledged Equity under this Agreement without first exercising any other remedies for defaults.

Article 5 Costs and Expenses

All actual expenses related to the creation of the Equity Pledge under this Agreement, including but not limited to stamp duty, any other taxes and all legal fees, etc., shall be assumed by the parties respectively.

Article 6 Continuity and No Waiver

The Equity Pledge created under this Agreement is a continuing assurance, which shall be valid until the Contractual Obligations are fully performed or the Secured Debts are fully discharged. No waiver or grace period of any default of the Pledger given by the Pledgee, or the Pledgee’s delay in performance of any of its rights under the Transaction Agreements and this Agreement, shall affect the rights of the Pledgee under this Agreement, the Transaction Agreements and the relevant PRC Law to require, at any time thereafter, the Pledger to strictly implement the Transaction Agreements and this Agreement, or the rights that the Pledgee is entitled to with respect to the Pledger’s subsequent breach of the Transaction Agreements and/or this Agreement.

Article 7 Representations and Warranties

The Pledger represents and warrants to the Pledgee as follows:

7.1

It is a limited liability company duly incorporated and validly existing under the law of the Pledgee’s domicile as an independent legal person and with complete, independent legal status and legal competence to execute, deliver and perform this Agreement, and can independently act as a litigant in proceedings.

7.2

It has full capacity and power to execute and deliver this Agreement and all other documents to be executed by him/her in relation to the transaction referred to in this Agreement, and has full internal power and authority to complete the transaction referred to in this Agreement.

7.3

All the reports, documents and information related to the Pledger and all the matters required under this Agreement provided to the Pledgee by the Pledger prior to the effective date of this Agreement are true and accurate in all material respects as of the effective date of this Agreement.

7.4

All the reports, documents and information related to the Pledger and all the matters required under this Agreement provided to the Pledgee by the Pledger after the effective date of this Agreement are true, accurate and effective in all material respects at the time of provision.

7.5

On the effective date of the Agreement, the Pledger is the sole legal and beneficial owner of the Pledged Equity and has the right to dispose of the Pledged Equity or any part of it. There is no existing dispute with respect to the ownership of the

Pledged Equity.

7.6

Except for the security interests created over the Pledged Equity under this Agreement and the rights created under the Transaction Agreements, there are no other security interests or third party rights over the Pledged Equity.

7.7	The Pledged Equity can be legally pledged and transferred, and the Pledger has full rights and power to pledge the Pledged Equity to the Pledgee in accordance with the provisions of this Agreement.

7.8	This Agreement, upon due execution by the Pledger, constitutes the lawful, valid and binding obligations on the Pledger.

7.9

All third party approvals, permits, waivers and authorizations, all approvals, permits and waivers from any governmental authorities, and all registration or filing formalities with any government authorities (if legally required), which are required with respect to the execution and performance of this Agreement and the Equity Pledge under this Agreement, have been obtained or processed, and will be fully effective during the valid term of this Agreement.

7.10

The execution and performance of this Agreement by the Pledger does not violate or conflict with any laws applicable thereto, any agreement, any court judgment, any arbitration award or any decision of administrative authorities to which it is a party or by which its assets is bound.

7.11	The pledge under this Agreement constitutes the security interest over the Pledged Equity with the first priority.

7.12	All taxes and expenses payable for the obtainment of the Pledged Equity have been paid by the Pledger in full.

7.13

There is no pending or, to the knowledge of the Pledger, imminent lawsuit, legal proceeding or claim at any court or arbitration tribunal against the Pledger, its property or the Pledged Equity, or any pending or, to the knowledge of the Pledger, imminent lawsuit, legal proceeding or claim at any government authority or administrative authority against the Pledger, its property or the Pledged Equity, that will have material or adverse effect on the financial conditions of the Pledger or its abilities to perform its obligations and security liabilities under this Agreement.

7.14

The Pledger hereby undertakes to the Pledgee that the above representations and warranties are true and accurate and will be fully complied with under any circumstance and at any time before the Contractual Obligations are performed in full or the Secured Debts are discharged in full.

Article 8 Pledger’s Undertakings

The Pledger hereby undertakes to the Pledgee as follows:

8.1

Without prior written consent of the Pledgee, the Pledger shall not create, or allow to be created, any new pledge or any other security interests over the Pledged Equity. Any pledge or other security interest created over all or any part of the Pledged Equity without prior written consent of the Pledgee shall be invalid.

8.2

Without prior written notice to and prior written consent from the Pledgee, the Pledger shall not transfer the Pledged Equity or request the Company to reduce the registered capital. All activities of the Pledger to transfer the Pledged Equity or to request the Company to reduce the registered capital shall be invalid. The proceeds obtained from the Pledger’s transfer of the Pledged Equity shall be used first to prepay the Secured Debts to the Pledgee or to be deposited with a third party as agreed with the Pledgee. In case Pledger transfers the Pledged Equity held by it with prior written consent from the Pledgee, the Pledged Equity held by other pledger shall continue to be bound by the Agreement without being adversely affected.

8.3

In the event of occurrence of any lawsuit, arbitration or other claim which may have adverse effect on the interests of the Pledger or the Pledgee under the Transaction Agreements and this Agreement or on the Pledged Equity, the Pledger undertakes to notify the Pledgee in writing as soon as possible and in a timely manner, and, as reasonably required by the Pledgee, to take all necessary measures to ensure the pledge interest of the Pledgee over the Pledged Equity.

8.4

The Pledger shall not take, or allow to be taken, any activity or action which may have adverse effect on the Pledgee’s interest under the Transaction Agreements and this Agreement or on the Pledged Equity.

8.5

After the execution of this Agreement, the Pledger shall use its best efforts and take all necessary measures to promptly register the Equity Pledge under this Agreement at the relevant administration for industry and commerce department.  The Pledger undertakes to, as reasonably required by the Pledgee, take all necessary measures and execute all necessary documents (including but not limited to any supplemental agreement to this Agreement) to ensure the pledge interest of the Pledgee over the Pledged Equity and the exercise and realization thereof.

8.6	If the exercise of the right of pledge under this Agreement will result in the transfer of any Pledged Equity, the Pledger undertakes to take all measures to complete such transfer.

8.7	The Pledger ensures that the convening procedures, voting methods, and content of the company’s shareholders’ meetings and board of directors’ meetings held for the purpose of signing this Agreement, establishing the pledge right, and exercising the pledge right, do not violate laws, administrative regulations, or the company’s articles of association.

Article 9 Change of Circumstances

As supplement and not in conflict with the Transaction Agreements and other provisions of this Agreement, if at any time, due to the promulgation or change of any PRC Law, or the change of interpretation or application of such PRC Law, or the change of the relevant registration procedures, the Pledgee believes that it is illegal or in conflict with such PRC Law, to keep this Agreement effective and/or to dispose of the Pledged Equity in accordance with this Agreement, the Pledger shall promptly take any action and/or execute any agreement or other document upon written instruction by the Pledgee and as reasonably required by the Pledgee, so as to:

(1)	maintain this Agreement effective;

(2)	facilitate the disposal of the Pledged Equity in accordance with this Agreement; and/or

(3)	maintain the intent of this Agreement or realize the security created by this Agreement.

Article 10 Confidentiality

10.1

Regardless of whether this Agreement is terminated or not, the parties shall be under the obligation to keep strictly confidential any business secrets, proprietary information, client information and other related materials of the other parties, as well as any other non-public information of any other party (collectively the “Confidential Information”) obtained during the execution and performance of this Agreement. Except with the prior written consent of the other party or as required to be disclosed by relevant laws and regulations, securities listing rules, rules or regulations of a stock exchange, or orders of any relevant government department, competent authority, or court, the party receiving the Confidential Information (referred to as the “Receiving Party”) shall not disclose, give, or transfer the Confidential Information or any part thereof to any third party; except for the purpose of performing this Agreement, the Receiving Party shall not use or indirectly use the Confidential Information or any part thereof for any purpose.

10.2	The following information shall not be considered Confidential Information:

(1)	Any information that the Receiving Party had previously known through legal means, as evidenced in writing;

(2)	Information that has entered the public domain or become known to the public due to other reasons not attributable to the fault of the Receiving Party; or

(3)	Information that the Receiving Party lawfully obtains from other sources after receiving the Confidential Information.

10.3

The Receiving Party may disclose Confidential Information to its or its affiliates’ relevant employees, agents, lenders or potential lenders (including agents or trustees of lenders), financing arrangers or potential financing arrangers, and professionals engaged by the aforementioned entities, provided that the Receiving Party shall ensure that the aforementioned personnel are also bound by this Agreement or (with respect to any lender (including agents or trustees of lenders), financing arrangers) separately signed relevant confidentiality agreements to keep the Confidential Information confidential and use such Confidential Information only for the purpose of performing this Agreement.

10.4	The parties agree that, regardless of any change, rescission or termination of this Agreement, this Article 10 shall remain in effect.

Article 11 Effectiveness and Term of Agreement

11.1	This Agreement shall become effective upon being duly executed by both parties..

11.2	This Agreement shall terminate until the Contractual Obligations are fully performed or the Secured Debts are fully discharged.

Article 12 Notices

12.1

All notices between the parties in connection with the performance of the rights and obligations under this Agreement shall be made in writing and shall be delivered in person, by registered mail, postage prepaid mail, or recognized express mail to the other party.

12.2

If any of such notices or other correspondences is transmitted by facsimile or telex, it shall be deemed delivered immediately upon transmission; if delivered in person, it shall be deemed delivered at the time of delivery; if sent by post, it shall be deemed delivered five (5) days after dispatch.

Article 13 Miscellaneous

13.1	Without consent of the Pledger, the Pledgee may transfer its rights and/or obligations hereunder to any third party upon notifying the Pledger; However, the

Pledger may not transfer its rights, obligations or liabilities hereunder to any third party without the prior written consent of the Pledgee. The successors or permitted assignees (if any) of the Pledger shall continue to perform the respective obligations of the Pledger under this Agreement.

13.2

This Agreement is made in duplicate (2 copies), with one (1) original to be retained by each party hereto. More originals may be executed (when necessary) for the purpose of registration or filing formalities.

13.3	The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Law.

13.4

Any dispute arising out of or relating to this Agreement shall be settled through amicable negotiations between the parties. If any dispute cannot be resolved through negotiations within thirty (30) days, the dispute shall be referred to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the commission’s arbitration rules in Shanghai. The arbitration award shall be final and binding upon the parties.

13.5

Any right, power or remedy granted to a party by any provision of this Agreement shall not preclude the party from any right, power or remedy granted by other provisions of this Agreement, and any exercise of any right, power and remedy by a party shall not preclude the party from exercising other rights, power and remedies.

13.6

No failure or delay by any party in exercising any right, power or remedy (the “Said Party’s Rights”) provided by law or under this Agreement shall constitute a waiver of the Said Party’s Rights and no single or partial waiver of any Said Party’s Rights shall preclude the exercise of any Said Party Rights in other means or the exercise of any other Said Party’s Rights.

13.7	The headings hereof have been inserted for convenience of reference only, under no circumstances shall such headings be construed to affect the meaning, construction or effect of this Agreement.

13.8

The provisions of this Agreement are severable and independent to one another. If at any time one or several articles herein shall be deemed invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

13.9

Any amendments or supplements to this Agreement shall be made in writing. Except for the assignment by the Pledgee of its rights hereunder pursuant to Article 13.1, the amendments or supplements to this Agreement shall take effect only upon the due execution by the parties to this Agreement. Subject to Article 13.1 above, this Agreement shall be binding on the lawful successors of both parties.

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[Signature page]

In witness whereof, this Equity Pledge Agreement is executed by and between the following parties on the date and at the place first above written.

Beijing Wanguo Chang’an Science & Technology Co., Ltd.

(Seal)

Signature:

Name:
Title:

Langfang Zhouyu Electronic & Technology Co., Ltd.

(Seal)

Signature:

Name:
Title:

Signature page to Equity Pledge Agreement